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                                                                    Exhibit 99.1



                        [SOFTWARE SPECTRUM LETTERHEAD]


FOR MORE INFORMATION CONTACT:
-----------------------------
(214)840-6600
Judy Sims, Chief Executive Officer
Deborah Nugent, Vice President of Finance
Katherin Dockerill, Investor Relations

                        SOFTWARE SPECTRUM, INC. ADOPTS
                         SHAREHOLDER PROTECTION PLAN

     Garland, Texas (December 13, 1996) -- The Board of Directors of Software Spectrum, Inc., today announced that it has adopted a shareholder protection plan designed to ensure that all Software Spectrum Shareholders receive fair and equal treatment in the event of any takeover attempt.


     "The Company has taken strategic steps throughout the last year that will affect Software Spectrum's positioning for years to come. Therefore, it is essential to have a plan in place to enable our shareholders to realize the long-term value of the Company." stated Judy Sims, Chief Executive Officer of Software Spectrum.

     Although the plan does not prevent a takeover, it should encourage anyone seeking to acquire the Company to negotiate with the Board prior to such an attempt and increase the ability of the Board of Directors to negotiate effectively with respect to any acquisition proposals. The rights under this plan also guard against partial tender offers and other abusive tactics.

     Software Spectrum is the leading worldwide supplier and microcomputer software and technology services to organizations. Focused on delivering the future of desktop technology, Software Spectrum is committed to providing superior service while maintaining a cost-efficient operating structure. The Company provides customers with a wide variety of business software products, volume software licensing and technology services, and assists them in the implementation, deployment, and ongoing support of their personal computing strategies. Software spectrum, with headquarters in Garland, Texas, has sales locations, operations centers and technology services offices in North America, Europe, and Asia/Pacific. Software Spectrum stock is publicly traded on the NASDAQ National Market System under the symbol SSPE.